Exhibit 23.1

Your Vision Our Focus

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Global Digital Solutions, Inc.

West Palm Beach, Florida

We hereby consent to the use in this Form S-1 Registration Statement of Global Digital Solutions, Inc. of our report dated June 9, 2023, related to the financial statements of Global Digital Solutions, Inc. as of December 31, 2022 and 2021 and for each of the years then ended.

We also consent to the reference to our firm under the heading “Experts” in the Prospectus included in such Registration Statement.

/s/ Turner, Stone & Company, L.L.P

Certified Public Accountants

Dallas, Texas

August 3, 2023

Turner, Stone & Company, L.L.P.

Accountants and Consultants

12700 Park Central Drive, Suite 1400

Dallas, Texas 75251

Telephone: 972-239-1660 ⁄ Facsimile: 972-239-1665

Toll Free: 877-853-4195
Web site: turnerstone.com

INTERNATIONAL ASSOCIATION OF ACCOUNTANTS AND AUDITORS